Exhibit 99.1

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

News Release

CONTACTS:
J.C. Weigelt	Candace Steele Flippin
Investor Relations	Media Relations
Tel 651 756 4347	Tel 651 756 3029
jweigelt@sjm.com	csflippin@sjm.com

St. Jude Medical Completes Acquisition of Thoratec

ST. PAUL, Minn.— October 8, 2015 — St. Jude Medical, Inc. (NYSE:STJ), a global medical device company, today announced it has completed the previously announced acquisition of Thoratec Corporation, a worldwide leader in mechanical circulatory support (MCS) technology for the treatment of advanced heart failure (HF).

The acquisition will add the HeartMate II® VAD, the most widely used and extensively studied left ventricular assist device (VAD), as well as the next generation HeartMate 3™ and HeartMate PHP™ devices and other complementary products to St. Jude Medical’s market-leading heart failure portfolio. With the addition of these product lines, St. Jude Medical will now offer the most comprehensive portfolio of products for the management and treatment of heart failure.

Commenting on the acquisition, St. Jude Medical’s Chief Operating Officer and incoming President and Chief Executive Officer Michael T. Rousseau said: “St. Jude Medical is excited to bring together two companies that are considered heart failure therapy leaders and build on our established franchise that is now uniquely positioned to offer physicians and patients innovative solutions across the heart failure continuum. We believe this acquisition represents a tremendous opportunity and we welcome Thoratec’s employees as we look forward to changing the way the world views the treatment of this expensive epidemic disease.”

The transaction is valued at approximately $3.3 billion, net of cash acquired. Under the terms of the transaction, each share of Thoratec outstanding as of the closing has been converted into the right to receive $63.50 in cash, without interest. St. Jude Medical continues to expect this transaction to be accretive to adjusted earnings per share in 2016.

The closing of the transaction follows the receipt of all necessary regulatory requirements and approval of the transaction by Thoratec shareholders on October 7, 2015. As a result of the completion of the merger, the common stock of Thoratec Corporation will no longer be listed for trading on the NASDAQ Exchange.

Bank of America Merrill Lynch is acting as financial advisor to St. Jude Medical. Gibson, Dunn & Crutcher LLP is serving as legal counsel to St. Jude Medical. Guggenheim Securities is acting as financial advisor to Thoratec, and Latham & Watkins LLP is serving as legal counsel. Centerview Partners provided a fairness opinion to the Board of Directors of Thoratec in connection with the transaction.

About Ventricular Assist Devices

Because of the shortage of donor hearts, researchers have developed VADs, which help the ventricles pump blood, easing the workload of the heart in patients with heart failure. If the device is used to help the left ventricle, it is called a left ventricular assist device (LVAD). If it is used to help the right ventricle, it is called a right ventricular assist device (RVAD). For most patients, only the left ventricle needs support, therefore the vast majority of VAD therapy consists of LVADs.

The HeartMate II LVAD is implanted alongside a patient’s native heart and designed to supplement the pumping of the weakened heart’s left ventricle, which is responsible for pumping oxygen-rich blood from the lungs throughout the body. Designed to provide long-term cardiac support for patients who have advanced heart failure, more than 21,000 patients have been implanted with a HeartMate II VAD through trial enrollment and commercial use worldwide. The device was approved by the U.S. Food and Drug Adminstration (FDA) for patients awaiting transplantation (also known as bridge-to-transplantation) in 2008 and patients who are not candidates for cardiac transplantation (also known as destination therapy) in 2010. There are more than 365 medical centers worldwide implanting HeartMate II VADs across the U.S., Europe, Japan, Asia Pacific, Australia, Canada and Latin America.

The HeartMate 3 VAD is an investigational chronic LVAD that utilizes Full MagLev™ flow technology, a fully magnetically levitated technology foundation designed to lower adverse event rates while also enhancing the ease of surgical placement. The device is intended for a broad range of advanced heart failure patients and is in clinical trial for use as long-term support for patients who are not candidates for cardiac transplantation. It will also be evaluated for short-term support options for patients awaiting transplantation. The company anticipates CE Mark approval in Europe during Q4 2015. The MOMENTUM 3 U.S. IDE trial is currently enrolling.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com or follow us on Twitter @StJudeMedicalIR.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2015. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.